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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Amendment to Registration Statement on Form S-3/A of our reports dated February 3, 2000 (except as discussed in Note 21 with respect to the Company's proposed acquisition of ASI's packaging and test facilities and its investment in ASI, as to which the date is February 28, 2000, and the related proposed financing, as to which the date is March 16, 2000) included in Amkor Technology, Inc.'s Form 10-K for the year ended December 31, 1999, as amended, and to all references to our Firm included in or made a part of this Amendment to Registration Statement.

/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
August 23, 2000